Exhibit 10.02

THIS DEBENTURE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS DEBENTURE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS DEBENTURE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO CLICKER INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

Number: A-__

CONVERTIBLE DEBENTURE

FOR VALUE RECEIVED, Mesa Energy Holdings, Inc., a Delaware corporation (the “Borrower”), promises to pay to Whalehaven Capital Fund Ltd. (the “Holder”) or its registered assigns or successors in interest, the sum of _________ ($______), together with any accrued and unpaid interest hereon, on July 31, 2013 (the “Maturity Date”) if not sooner paid.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Exchange Agreement dated as of June 16, 2011, between Borrower and the Holder (as amended, modified or supplemented from time to time, the “Purchase Agreement”).

The following terms shall apply to this Debenture:

ARTICLE I
INTEREST & AMORTIZATION

1.1. Interest.  Subject to Sections 3.9 and 5.7 hereof, the Debenture shall accrue interest equal to six percent (6%) per annum.  Interest on the outstanding principal balance of the Debenture shall be computed on the basis of the actual number of days elapsed based on a year of three hundred and sixty-five (365) days and shall be payable in cash or shares of common stock based on the then Conversion Price, at the election of the Borrower.

1.2. Payment.  Payment of the aggregate principal amount outstanding under this Debenture (the “Principal Amount”) shall be made on the Maturity Date.

ARTICLE II
CONVERSION REPAYMENT

2.1. Optional Conversion.  Subject to the terms of this Article II, the Holder shall have the right, but not the obligation, at any time until the Maturity Date, or thereafter during an Event of Default and to convert all or any portion of the outstanding Principal Amount into fully paid and nonassessable shares of the Common Stock at the Conversion Price. The shares of Common Stock to be issued upon such conversion are herein referred to as the “Conversion Shares.”  The “Conversion Price” shall mean $0.125 per share.  The Conversion Price may be adjusted pursuant to the other terms of this Debenture.

2.2. Conversion Limitation.  Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Debenture an amount that would be convertible into that number of Conversion Shares which would exceed the difference between the number of shares of Common Stock beneficially owned by such Holder and 4.99% of the outstanding shares of Common Stock of Borrower.  For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder.

2.3. Mechanics of Holder’s Conversion.  Subject to Section 2.2, this Debenture will be converted by the Holder in part from time to time after the Issue Date, by submitting to the Borrower a Notice of Conversion (by facsimile or other reasonable means of communication dispatched on the Conversion Date prior to 6:00 p.m., New York, New York time).  On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount as entered in its records and shall provide written notice thereof to the Borrower on the Conversion Date.  Each date on which a Notice of Conversion is delivered or telecopied to Borrower in accordance with the provisions hereof shall be deemed a Conversion Date (the “Conversion Date”).  A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.  Borrower shall provide written instructions to the transfer agent accompanied by an opinion of counsel to Borrower and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by physical delivery or crediting the account of the Holder’s designated broker with the Depository Trust Corporation (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system within five (5) business days after receipt by Borrower of the Notice of Conversion (the “Delivery Date”). In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides Borrower written instructions to the contrary.

2.4. Conversion Mechanics.

(a) The number of shares of Common Stock to be issued upon each conversion of this Debenture shall be determined by dividing that portion of the principal to be converted by the then applicable Conversion Price.

(b) The Conversion Price and number and kind of shares or other securities to be issued upon conversion shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A. Reclassification, etc.  If Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Debenture, as to the unpaid Principal Amount, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock (i) immediately prior to or (ii) immediately after such reclassification or other change at the sole election of the Holder.

2.5. Authorized Shares. The Borrower covenants that during the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of this Debenture.  The Borrower is required at all times to have authorized and reserved such number of shares that is actually issuable upon full conversion of the Debenture (based on the Conversion Price in effect from time to time) (the “Reserved Amount”).  The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  In addition, if the Borrower shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock into which the Debenture shall be convertible at the then current Conversion Price, the Borrower shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Debenture.

2.6. Issuance of New Debenture.  Upon any partial conversion of this Debenture, a new Debenture containing the same date and provisions of this Debenture shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Debenture and interest which shall not have been converted or paid. Subject to the provisions of Article III, the Borrower will pay no costs, fees or any other consideration to the Holder for the production and issuance of a new Debenture.

ARTICLE III
EVENTS OF DEFAULT

The occurrence of any of the following events set forth in Sections 3.1 through 3.8, inclusive, shall be an “Event of Default”:

3.1. Failure to Pay Principal or Interest.  Borrower fails to pay principal or interest, and such failure shall continue for a period of five (5) business days following the date upon which such payment was due.

3.2. Breach of Covenant.  Borrower breaches any covenant or other term or condition of this Debenture in any material respect and such breach, if subject to cure, continues for a period of five (5) business days after the occurrence thereof.

3.3. Stop Trade.  An SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of 10 consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that Borrower shall not have been able to cure such trading suspension within 30 days of the notice thereof or list the Common Stock on another Principal Market within 60 days of such notice.  The “Principal Market” for the Common Stock shall include the Pink Sheets, OTC Bulletin Board, NASDAQ Markets, American Stock Exchange, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock), or any securities exchange or other securities market on which the Common Stock is then being listed or traded.

3.4. Indebtedness.  The holder of any indebtedness of the Borrower or any of its subsidiaries, except in the ordinary course of business, shall accelerate any payment of any amount or amounts of principal or interest on any indebtedness (the "Indebtedness") (other than the Indebtedness hereunder) prior to its stated maturity or payment date the aggregate principal amount of which Indebtedness of all such persons is in excess of $100,000, whether such Indebtedness now exists or shall hereinafter be created, and such accelerated payment entitles the holder thereof to immediate payment of such Indebtedness which is due and owing and such indebtedness has not been discharged in full or such acceleration has not been stayed, rescinded or annulled within ten (10) business days of such acceleration.

3.5. Judgments.  A judgment or order for the payment of money shall be rendered against the Borrower or any of its subsidiaries in excess of $100,000 in the aggregate (net of any applicable insurance coverage) for all such judgments or orders against all such persons (treating any deductibles, self insurance or retention as not so covered) that shall not be discharged, and all such judgments and orders remain outstanding, and there shall be any period of sixty (60) consecutive days following entry of the judgment or order in excess of $100,000 or the judgment or order which causes the aggregate amount described above to exceed $100,000 during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

3.6. Bankruptcy.  The Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors' rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic), or (vi) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing.

3.7. Liquidation.  A proceeding or case shall be commenced in respect of the Borrower or any of its subsidiaries without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue un-dismissed, or un-stayed and in effect, for a period of thirty (30) consecutive days or any order for relief shall be entered in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic) against the Company or any of its subsidiaries or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Company or any of its subsidiaries and shall continue un-dismissed, or un-stayed and in effect for a period of thirty (30) consecutive days.

3.8. Failure to Deliver Common Stock or Replacement Debenture.  Borrower’s failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Debenture and the Purchase Agreement, if such failure to timely deliver Common Stock shall not be cured within five (5) days.  If Borrower is required to issue a replacement Debenture to Holder and Borrower shall fail to deliver such replacement Debenture within seven (7) Business Days.

DEFAULT RELATED PROVISIONS

3.9. Default Interest Rate.  Following the occurrence and during the continuance of an Event of Default, interest on this Debenture shall automatically be instated at a rate of 10% per annum, effective as of the date of the Event of Default, which interest shall be payable in cash or Common Stock, at the option of the Borrower.

3.10. Conversion Privileges.  The conversion privileges set forth in Article II shall remain in full force and effect immediately from the date hereof and until this Debenture is paid in full.

3.11. Cumulative Remedies.  The remedies under this Debenture shall be cumulative.

ARTICLE IV
DEFAULT PAYMENTS

4.1. Default Payment.  If an Event of Default occurs and is continuing beyond any applicable grace period, the Holder, at its option, may elect, in addition to all rights and remedies of Holder under the Purchase Agreement and all obligations of the Borrower under the Purchase Agreement to require the Borrower to make a Default Payment (“Default Payment”).  The Default Payment shall be 100% of the outstanding principal amount of the Debenture, plus accrued but unpaid interest, all other fees then remaining unpaid, and all other amounts payable hereunder. The Default Payment shall be applied first to any fees due and payable to Holder pursuant to the Debenture, then to accrued and unpaid interest due on the Debenture and then to outstanding principal balance of the Debenture.

4.2. Default Payment Date.  The Default Payment shall be due and payable immediately on the date that the Holder has exercised its rights pursuant to Section 4.1 (“Default Payment Date”).

ARTICLE V
MISCELLANEOUS

5.1. Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2. Notices.  Any notice herein required or permitted to be given shall be in writing and provided in accordance with the terms of the Purchase Agreement.

5.3. Amendment Provision.  The term “Debenture” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as it may be amended or supplemented.

5.4. Assignability.  This Debenture shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may not be assigned by the Holder without the prior written consent of the Borrower, which consent may be withheld by Borrower for any reason.

5.5. Cost of Collection.  If default is made in the payment of this Debenture, the Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

5.6. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Debenture shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to principles of conflicts of law.  HOLDER AND BORROWER WAIVE ANY RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS DEBENTURE OR ANY TRANSACTION CONTEMPLATED HEREIN, INCLUDING CLAIMS BASED ON CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER COMMON LAW OR STATUTORY BASES. Each party hereby submits to the exclusive jurisdiction of the state and federal courts located in the County of New York, State of New York.  If the jury waiver set forth in this Section is not enforceable, then any dispute, controversy or claim arising out of or relating to this Debenture or any of the transactions contemplated herein will be finally settled by binding arbitration in New York, New York in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules.  The arbitrator shall apply New York law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph.  The expenses of the arbitration, including the arbitrator’s fees and expert witness fees, incurred by the parties to the arbitration, may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator.  Unless and until the arbitrator decides that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.

5.7. Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by Borrowers to the Holder and thus refunded to the Borrowers

5.8. Independent Legal Advice.  All parties acknowledge and represent that:  (a) they have read this Debenture; (b) they clearly understand this Debenture and each of its terms; (c) they fully and unconditionally consent to the terms of this Debenture; (d) Sichenzia Ross Friedman Ference LLP represents Borrower on other matters but not on this matter, it has drafted this Debenture at the request of all parties, however all parties have had the benefit and advice of counsel of their own selection and that neither of them have relied upon the advice or counsel of Sichenzia Ross Friedman Ference LLP with respect to this Debenture; (e) they have executed this Debenture, freely, with knowledge, and without influence or duress; (f) they have not relied upon any other representations, either written or oral, express or implied, made to them by any person; and (g) the consideration received by them has been actual and adequate.

5.9. Construction.  Each party acknowledges that it or its own independent legal counsel participated in the preparation of this Debenture and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Debenture to favor any party against the other.

[Balance of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Borrower has caused this Convertible Debenture to be signed in its name effective as of this 16th day of June, 2011.

MESA ENERGY HOLDINGS, INC.

By:
Name:	Randy M. Griffin
Title:	Chief Executive Officer

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert all or part of the Debenture into Common Stock)

[Name and Address of Holder]

The undersigned hereby converts $______________ of the principal due on July 31, 2013 under the Convertible Debenture issued by Mesa Energy Holdings, Inc. (“Borrower”) dated as of June 16, 2011 by delivery of shares of Common Stock of Borrower on and subject to the conditions set forth in Article II of such Debenture.

1.	Date of Conversion	_______________________

2.	Shares To Be Delivered:	_______________________

______________________________ By:_______________________________ Name:_____________________________ Title:______________________________